Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Consolidated-Tomoka Land Co.:

We have issued our reports dated February 27, 2015, with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Consolidated-Tomoka Land Co. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Consolidated-Tomoka Land Co. on Forms S-8 (File No. 333-62679, File No. 333-63400, File No. 333-168379, and File No. 333-176162).

/s/ Grant Thornton LLP

Orlando, Florida

February 27, 2015